Exhibit 11.1

ESTERLINE TECHNOLOGIES CORPORATION

(In thousands, except per share amounts)

Computation of Earnings (Loss) Per Share – Basic

	2007	2006	2005	2004	2003

Income From Continuing Operations	$92,284	$55,615	$51,034	$29,375	$28,147
Income (Loss) From Discontinued Operations, Net of Tax	—	—	6,992	10,208	(5,312)

Net Earnings	$92,284	$55,615	$58,026	$39,583	$22,835

Weighted Average Number of Shares Outstanding – Basic	25,824	25,413	24,927	21,195	20,900

Earnings (Loss) Per Share – Basic:
Continuing operations	$3.57	$2.19	$2.05	$1.39	$1.35
Discontinued operations	—	—	.28	.48	(.26)

Earnings Per Share – Basic	$3.57	$2.19	$2.33	$1.87	$1.09

ESTERLINE TECHNOLOGIES CORPORATION

(In thousands, except per share amounts)

Computation of Earnings (Loss) Per Share – Diluted

	2007	2006	2005	2004	2003

Income From Continuing Operations	$92,284	$55,615	$51,034	$29,375	$28,147
Income (Loss) From Discontinued Operations, Net of Tax	—	—	6,992	10,208	(5,312)

Net Earnings	$92,284	$55,615	$58,026	$39,583	$22,835

Weighted Average Number of Shares Outstanding	25,824	25,413	24,927	21,195	20,900

Net Shares Assumed to be Issued for Stock Options	428	405	375	344	205

Weighted Average Number of Shares and Equivalent Shares Outstanding – Diluted	26,252	25,818	25,302	21,539	21,105

Earnings (Loss) Per Share – Diluted:

Continuing operations	$3.52	$2.15	$2.02	$1.37	$1.33
Discontinued operations	—	—	.27	.47	(.25)

Earnings Per Share – Diluted	$3.52	$2.15	$2.29	$1.84	$1.08

Earnings Per Share – Basic	$3.57	$2.19	$2.33	$1.87	$1.09

Dilutive Effect Per Share	$.05	$.04	$.04	$.03	$.01

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